Exhibit 10.24

PROPRIETARY INVENTION ASSIGNMENT, NONCOMPETITION
AND CONFIDENTIALITY AGREEMENT

In consideration of my employment (the “Engagement”) by Virtu Financial Operating LLC, a Delaware limited liability company (including any subsidiary, parent or affiliate thereof, the “Company”), as an employee, consultant, independent contractor or otherwise, and other good and valuable consideration, I, the undersigned, hereby enter into this Agreement (the “Agreement”) as of the date set forth below my signature and hereby represent to and agree with the Company as follows:

1.             Confidential Information.

(a)           For purposes of this Agreement, “Confidential Information” includes, but is not limited to:  (i) all ideas, inventions, know-how, technology, formulas, designs, software, programs, algorithms, trading strategies, trading models, products, systems, applications, processes, procedures, methods and improvements and enhancements, and all related documentation, whether or not patentable, copyrightable or entitled to other forms of protection, utilized by the Company or its affiliates or which are directly or indirectly, related to the business, products or services, or proposed business, products or services, of the Company or its affiliates; (ii) the name and/or address of any customer or vendor of the Company or its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or its affiliates with the Company or any of its stockholders, principals, directors, officers, employees or agents; (iii) any financial information relating to the Company and its business; (iv) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or its affiliates; (v) any business plans, budgets, advertising or marketing plans; (vi) any information contained in any of the written or oral policies and procedures or manuals of the Company or its affiliates; (vii) any information belonging to customers, vendors or affiliates of the Company or its affiliates or any other individual or entity which the Company or its affiliates has agreed to hold in confidence; and (viii) all written, graphic and other material (in any medium whether in writing, on magnetic tape or in electronic or other form) relating to any of the foregoing.  I acknowledge and understand that information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection, may nonetheless be proprietary information.

(b)           I hereby acknowledge and agree that during the course of my Engagement by the Company, I may learn of or have access to the Company’s Confidential Information, or of Confidential Information entrusted to the Company by another individual, corporation, partnership, limited liability company, or other entity (each, a “Person”, and collectively, “Persons”).  Except as required by the performance of my duties as related to my Engagement by the Company, I shall not, either during or after the course of my Engagement by the Company, regardless of the reason for the expiration or termination of my Engagement, use or disclose any Confidential Information or convey any Confidential Information to Persons outside of the Company, nor shall I cause or permit any individual controlled or directed by me to do any of the foregoing.  I understand that my Engagement by the Company creates a relationship of confidence between the Company and me.

(c)           Notwithstanding the foregoing, any restriction on my use, disclosure, or conveyance of Confidential Information shall not apply to (i) any Confidential Information that enters the public domain through no fault of mine or any person affiliated with me in any manner or as a result of a breach of the Company’s confidentiality; (ii) any Confidential Information that I am required to disclose pursuant to an order of a court of competent jurisdiction or another government agency having appropriate authority, solely to the extent necessary to comply with such order, and provided that, in the event that I am ordered by a court or other government agency to disclose any Confidential Information, I shall (x) promptly notify the Company of such order, (y) diligently contest such order at the sole expense of the Company as expenses occur, and (z) seek to obtain at the sole expense of the Company such confidential treatment as may be available under applicable laws for any information disclosed under such order; and (iii) any use or disclosure, during the course of my Engagement by the Company, of Confidential Information made necessary by the proper conduct of the business of the Company and consistent with the instructions of the Company.

(d)           All Confidential Information, however and wherever produced, including, without limitation, Confidential Information stored in computer databases or by other electronic means, shall be and remain the sole property of the Company.  Upon termination of my Engagement and regardless of the manner of such termination, I shall immediately (i) deliver to the Company or (ii) at the Company’s request destroy all documents and electronic storage devices (without retaining any electronic or physical copies, extracts, or other reproductions, summaries or analyses) that contain Confidential Information and that are in my possession, subject to my control, or held by me for others, including, without limitation, any and all records, drawings, notebooks, papers, and computer diskettes, whether prepared by me or others. In addition, I shall return to the Company any equipment, tools, or other devices owned by the Company and in my possession.  At the Company’s request, I shall promptly deliver to the Company a certificate to the effect that I have complied with the provisions of this paragraph (d).

(e)           During the course of my Engagement, I will not knowingly improperly use or disclose, and prior to my Engagement I have not knowingly improperly used or disclosed, any confidential or proprietary information or trade secrets of any former employer or other person or entity intended by such person or entity not to be disclosed to the Company.  I will not bring and have not brought onto the Company’s premises any proprietary information belonging to any such former employer, person or entity unless consented to by such prior employer, person or entity.  I represent that, to the best of my knowledge, my negotiation, execution and performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information I have acquired prior to my employment by the Company.  Further, I represent that, to the best of my knowledge, my performance of my duties with the Company will not breach any contractual or other legal obligation owed to any third person.

2.             Noncompetition and Nonsolicitation.  I acknowledge that the Company and its affiliates would suffer substantial harm if I were to compete with the activities of the Company or its affiliates.  In consideration of this Agreement, the letter (the “Employment Letter”) setting forth the terms of my employment dated on or about August 7, 2013, my employment by the Company and the Company’s obligations to make certain payments to me pursuant to the Employment Letter (including but not limited to the Severance Amount), I agree that:

(a)           I shall not directly or indirectly engage in any Competitive Activity from and after the commencement of my employment with the Company until the third (3rd) anniversary following the date that I cease to be an employee or member (and any Permitted Transferee (as defined in the limited liability company agreement of Virtu Financial LLC) of mine also ceases to be a member) of the Company (such period, the “Restricted Period”).

(b)           I shall not directly or indirectly solicit, or assist any other person or entity to solicit, as an employee or consultant any Company employee, former Company employee who, without any direct or indirect influence from me, resigned from or was terminated by the Company during the previous six months, or member of the Company during the Restricted Period.

(c)           I shall not, and shall cause any entity I control not to, hire, or assist any other person to hire, as an employee or consultant any Company employee, former Company employee who, without any direct or indirect influence from me, resigned from or was terminated by the Company during the previous six months, member of the Company or retired member of the Company who, without any direct or indirect influence from me, retired from the Company during the previous six months, during the Restricted Period.

(d)           I shall not take, and I shall take reasonable steps to cause my affiliates not to take, any action or make any public statement, whether or not in writing, that disparages or denigrates the Company or its directors, officers, employees or members; provided, however, that nothing in this paragraph (d) shall prevent me from (i) testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested, or (ii) complying with applicable legal requirements.

(e)           I agree that (i) the agreements and covenants contained in this Section 2 are reasonable in scope and duration, an integral part of the arrangements contemplated by this Agreement and by the Employment Letter between the Company and me and dated as of the date hereof, and necessary to protect and preserve the Company’s and its members’ legitimate business interests and to prevent any unfair advantage conferred on me taking into account and in specific consideration of the undertakings and obligations of the parties under this Agreement and the Employment Letter, (ii) but for my agreement to be bound by the agreements and covenants contained under this Section 2, the Company would not have entered into or consummated those arrangements contemplated by the Employment Letter and related documentation and (iii) that irreparable harm would result to the Company as a result of a violation or breach (or potential violation or breach) by me of this Section 2 and the Company shall have the right to specifically enforce the provisions of this Section 2 in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity.  If a final judgment of a court of competent jurisdiction or other governmental authority determines that any term, provision, covenant or restriction contained in this Section 2 is invalid or unenforceable, then the parties hereto agree that the court of competent jurisdiction or other governmental authority will have the power to modify this Section 2 (including by reducing the scope, duration or geographic area of the term or provision, deleting specific words or phrases or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision) so as to effect the original intention of the invalid or unenforceable term or provision.  To the fullest extent permitted by law, in the event that any proceeding is brought under or in connection with this Section 2, the prevailing party in such proceeding (whether at final or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding.  The term “prevailing party” as used herein shall mean the party in whose favor the final judgment or award is entered in any such proceeding.

For purposes of the foregoing:

“Competitive Activity” shall mean (i) serving as a director, officer, employee, trader, manager, consultant, agent or advisor of, or otherwise directly or through an affiliate providing services to a Competitive Enterprise (as defined below); (ii) designing or developing any Competitive Technology (as defined below); (iii) directly or through an affiliate (A) engaging in Strategy Competition (as defined below) or (B) retaining or otherwise engaging any other person to undertake any of the actions described in clauses (i), (ii), (iii)(A) or (iv) of this definition; (iv) serving as a director, officer, employee, trader, manager, consultant, agent or advisor of, or otherwise directly or through an affiliate providing services to any business, financial institution, investment bank or other business enterprise (in any form, including without limitation as a corporation, partnership, limited liability company or other Person) that is, or whose affiliate is, engaged in Strategy Competition, in each case except in a capacity that does not involve or require the member to engage in any activities described in clauses (i), (ii) or (iii) of this definition above or have any direct management oversight of or involvement in Strategy Competition; (v) acquiring directly or through an affiliate in the aggregate directly or beneficially, whether as a shareholder, partner, member or otherwise, any equity (including stock options or warrants, whether or not exercisable), voting or profit participation interests (collectively, “Ownership Interests”) in a Competitive Enterprise, or any derivative where the reference asset is an Ownership Interest in a Competitive Enterprise, other than a passive investment of not more than, as calculated at the time of acquisition (but after giving effect to any transaction or transactions to occur in connection with such acquisition), 1% (measured by voting power or value, whichever is greater) of the fully diluted Ownership Interests of a Competitive Enterprise (for the avoidance of doubt, such percentage interest shall be calculated based on my percentage of direct and indirect ownership of the Competitive Enterprise and not any intermediary, such as a holding company or partnership) (it being understood that this clause or (v) shall not apply to prohibit the holding of an Ownership Interest if, at the time of acquisition of such Ownership Interest, the person in which such direct or indirect Ownership Interest is acquired is not a Competitive Enterprise and the Member is not aware at the time of such acquisition, after reasonable inquiry, that such person has any plans to become a Competitive Enterprise).

“Competitive Enterprise” shall mean any person or business enterprise (in any form, including without limitation as a corporation, partnership, limited liability company or other person or entity), or subsidiary, division, unit, group or portion thereof, whose primary business is (A) engaging in Strategy Competition; or (B) engaging in any other business in which the Company engages in a material way, or has concrete plans to engage in a material way as of the relevant date, in each case as reasonably determined by the manager of Virtu Financial LLC.  For the sake of clarity, in the case of a subsidiary, division, unit, group or portion whose primary business is described above: (1) the larger business enterprise or person owning such subsidiary, division, unit, group or portion, which enterprise could in any case be an enterprise commonly known as an investment bank, private equity firm, or hedge fund or hedge fund manager, shall not be deemed to be a Competitive Enterprise unless the primary business of such larger business enterprise or person is to engage in Strategy Competition and (2) the subsidiary, division, unit, group or portion whose primary business is engaging in Strategy Competition shall be deemed a Competitive Enterprise.

“Competitive Technology” means any system, program, hardware or software (including any network architecture, system architecture, messaging architecture, trade processing and clearing systems and architecture, database architecture and storage of market and trading data for purposes of statistical analysis, network infrastructure, market data processing and messaging types that support such market data processing, order processing or any other software or hardware): (a) only if developed for one or more financial institution(s) or designed primarily for use by, or sale or license to, one or more financial institutions, is (i) used (or will be used in the future in its current or any enhanced or modified form) in Strategy Competition to evaluate, route or execute orders or trades in any financial asset or (ii) used (or will be used in the future in its current or any enhanced or modified form) in Strategy Competition for the efficient processing and dissemination of market data or messaging for financial assets, or (b) in any case, is specifically designed or intended for use in Strategy Competition.

“Strategy Competition” means (i) trading activities that utilize trading strategies that constitute Algorithmic Liquidity Trading or Jaguar Trading or (ii) any other strategy in which the Company or any of its Subsidiaries engages in a material way or has concrete plans to engage in a material way as of the relevant date.

“Algorithmic Liquidity Trading” means trading financial assets through the use of an electronically automated trading system that generates order sets (which, for purposes of clarity, can consist of a single order) with the intention of (i) creating profit by providing two-sided liquidity to the market, (ii) making a profit margin consistent with the business of making the bid-offer spread or less per unit of the financial asset(s) being traded (including by providing either one-sided or two sided liquidity to the market) or (iii) creating simultaneous (or substantially simultaneous, meaning within 500 milliseconds) order sets that are generated with the intention of locking in an arbitrage profit.  For the avoidance of doubt, “Algorithmic Liquidity Trading” does not include trading in which an order or orders are manually generated and submitted for execution by a natural person (including, without limitation, stop orders, limit orders, volume-weighted average price orders and other common order types that may involve multiple instructions to a third party and which may involve such third party employing an algorithm in executing the order provided the algorithm executes only on one side of the market as a “buy” or “sell” order, and including a portfolio-rebalancing order (which for the avoidance of doubt may involve both a “buy” and a “sell” component within a single order)).

“Jaguar Trading” means trading through the use of electronically automated means to analyze and act upon Economic Numerical Data (i.e., economic data released by government agencies, quasi-governmental agencies, or industry groups commonly tracked by investors (e.g., ADP or Gallup employment data, the Michigan Consumer Sentiment Index and National Association of Realtors home-sale data)) with the intent to enter a position within two seconds after the public (or equivalent) release of such economic numerical data, including by using models and algorithms to predict the effect on prices of such economic numerical data. Economic Numerical Data does not include financial instrument price and volume data.  Jaguar Trading does not include trading in which each instruction to acquire or dispose of a specified quantity of a single instrument is individually manually generated and submitted for execution by a natural person (and not by any algorithmic means), even if such order is executed within two seconds after the release of such economic numerical data (for example, and without limitation, the execution of a previously placed stop order triggered after the release of economic numerical data).

3.             [Reserved]

4.             Ownership of Work Product; Inventions.

(a)           I acknowledge and agree that the results of all work and tasks performed by me for or on behalf of the Company, or in connection therewith, including without limitation all Inventions, as defined below (the “Works”), are owned by the Company.

(b)           I acknowledge and agree that, to the fullest extent allowed by law, all of the Works are “works made for hire”, as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. § 101) (the “Act”), in that either (i) such Works are and will be prepared within the scope of my employment; or (ii) such Works have been and will be specifically ordered or commissioned for use as set forth in the Act.  The Company shall therefore be deemed to be the sole author and owner of any and all right, title, and interest therein, including, without limitation, intellectual property rights.

(c)           To the extent that any such Works are not owned by the Company or do not qualify for any reason as works made for hire, and to the extent that I may have or acquire any right, title, or interest in such Works, I hereby assign to the Company any and all such right, title, and interest in and to the Works.

(d)           I agree to make full and prompt disclosure to the Company of any inventions or processes (as such terms are defined in 35 U.S.C. § 100) made or conceived by me alone or with others during the course of my Engagement by the Company (any such inventions or processes hereinafter referred to as the “Inventions”), whether or not such Inventions are patentable or protected as trade secrets and whether or not such Inventions are made or conceived during normal working hours or on the premises of the Company.  Notwithstanding such full and prompt disclosure, my agreement to assign, as set forth in paragraph (c) above, shall not apply to any Inventions that were conceived and developed without the use of the Company’s equipment, supplies, facilities, and trade secret information and were developed entirely on my own time (“Personal Inventions”), unless (i) the Inventions relate directly to the business of the Company or to the Company’s actual or anticipated research or development; or (ii) the Inventions result from any work performed by me for the Company.

(e)           With respect to Works that are not owned by or assigned to the Company pursuant to paragraphs (a), (b), (c) or (d) above and that are not Personal Inventions, I agree that the Company shall have, and I hereby grant to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such Works or Inventions that are within the scope of the Company’s actual and anticipated business.

(f)            Any assignment of any Works under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where such Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.  I will confirm any such waivers and consents from time to time as requested by the Company.

(g)           I agree to execute and deliver such assignments, copyright applications, patents, patent applications, licenses, and other documents as the Company may direct and to cooperate fully with the Company, both during and after the course of my Engagement by the Company, to enable the Company to secure and maintain in any and all countries the rights described and granted in paragraphs (a) through (f) above with respect to Works and Inventions.  In the event the Company is unable, after reasonable effort, to obtain my signature on any such documents, I hereby irrevocably designate and appoint the Company through a duly authorized officer as my agent and attorney-in-fact, to act for and on my behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to Works and Inventions with the same legal force and effect as if I had executed them.

(h)           I understand and agree that the Company shall determine, in its sole and absolute discretion, whether an application for patent, copyright registration, or any other intellectual property right shall be filed on any Works or Inventions assigned to the Company under this Agreement and whether such an application shall be prosecuted or abandoned prior to issuance or registration.

5.             Miscellaneous

(a)           No Conflict.  I represent and warrant that I am not now and will not as of the date upon which my Engagement hereunder commences be under any obligation to any prior employer that is inconsistent with the terms of this Agreement, or with being employed by the Company, and that, to the best of my knowledge, I have no present obligation to assign to any former employer or to any other non-Company Person, any Work or Invention covered by this Agreement.  I have informed the Company if I have any obligations of confidentiality to any third party, and have disclosed the scope of such confidentiality obligations to the maximum extent necessary to provide the Company with an understanding of the limitations of such obligations without violating such obligations.  For avoidance of doubt, in the event of any conflict between Section 2 of this Agreement and the comparable provisions of the limited liability company agreement of Virtu Employee Holdco LLC (including but not limited to Section 9.04 thereof), the provisions of Section 2 of this Agreement shall apply for purposes of either party’s enforcement of the terms and conditions of this Agreement.

(b)           Survival; Binding Effect.  I understand and acknowledge that my obligations under this Agreement shall survive termination of my Engagement regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators, legal representatives, and assigns.  I also understand and acknowledge that this Agreement shall be binding upon and shall inure to the benefit of the subsidiaries, affiliates, successors, and assigns of the Company, including any Person that acquires all or substantially all of the assets of the Company, whether by merger, consolidation, or otherwise.  This Agreement does not create, and shall not be interpreted or construed to create, any rights enforceable by any person not a party to this Agreement.

(c)           Injunctive Relief.  I acknowledge and agree that, by virtue of my position with the Company, the services to be rendered by me to the Company under this Agreement and my access to and use of confidential records and proprietary information, any violation by me of any of the undertakings contained in this Agreement would cause the Company or its affiliates immediate, substantial and irreparable injury for which it has no adequate remedy at law.  Accordingly, I agree that in the event of a breach or threatened breach by me of any said undertakings, the Company will be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post bond and without proving that damages would be inadequate).  The rights and remedies provided for or in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(d)           Governing Law.  The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state (excluding the conflicts of laws provisions thereof).  Any claim or action brought by me relating to or arising out of this Agreement or the subject matter hereof shall be subject to the mutual arbitration dispute resolution provisions set forth in the offer letter between the Company and me.  I expressly consent that any action, suit, or proceeding relating to or arising out of this Agreement or the subject matter hereof may be brought by the Company in any federal or state court sitting in the State of New York, or pursuant to the mutual arbitration dispute resolution provision sset forth in the offer letter.  I hereby waive and agree not to assert in any such action, suit, or proceeding, in each case to the fullest extent permitted by applicable law, any claim that (i) I am not personally subject to the jurisdiction of any such court; (ii) any such action, suit, or proceeding is brought in an inconvenient forum (forum non conveniens); or (iii) the venue of any such action, suit, or proceeding is improper.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(e)           Severability.  If any provision, or portion of any provision, of this Agreement shall be held or deemed to be invalid, inoperative, or unenforceable for any reason, the remaining provisions of this Agreement and the remaining portion of any provision held invalid, inoperative, or unenforceable in part shall continue in full force and effect.  In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

(f)            No Waiver; Amendments.  No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  This Agreement may not be altered, modified, or amended, in whole or in part, except by an agreement in writing signed by the parties hereto.

(g)           Notice.  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given:  (i) when delivered personally; (ii) on the business day following the day such notice or other communication is sent by recognized overnight courier; (iii) when sent by facsimile transmission; or (iv) if sent by certified or registered mail, postage prepaid, on the date of actual receipt thereof.  Such communications shall be addressed to the respective addresses set forth on the first page of the letter from the Company offering employment (with any such communication to the Company directed to the attention of the Chairman, Mr. Vincent Viola), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only on the date of actual receipt thereof.

(h)           Employment; Engagement. I understand and agree that this Agreement does not constitute a contract of employment, retention or engagement or obligate the Company to employ, retain or engage me for any specified period of time, nor shall this Agreement be interpreted in any way to interfere with any right the Company’s has, or any right I have, to terminate my employment, retention or engagement at any time.

(i)            Counterparts; Headings.  This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.  Headings and subheadings are for convenience only and shall in no way affect the interpretation of any provision of this Agreement or of the Agreement itself.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized, all as of the date set forth above.

By:	/s/ Joseph Molluso
Name: Joseph Molluso

AGREED TO AND ACCEPTED:

VIRTU FINANCIAL OPERATING LLC

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: President & COO
Date: